Fairchild Updates Third Quarter 2015 Guidance Range and Announces Significant Reduction in Operating Expenses

SAN JOSE, Calif. – September 9, 2015 - Fairchild (NASDAQ: FCS), a leading global supplier of power semiconductors, today updated its guidance range for the third quarter of 2015. Fairchild now expects third quarter sales to be approximately $340 million compared to the previous range of $355 to $375 million. Adjusted gross margin is expected to be within the previous guidance range of 34.0 to 35.0 percent. Operating expenses are now forecast to be $90 to $92 million compared to the previous guidance of $95 to $97 million.

Fairchild also announced today it has initiated a program to structurally reduce operating expenses by approximately $30 to $34 million annually which is expected to be implemented by the middle of the fourth quarter of 2015. This is a structural change to the operating expense level of the company and the anticipated savings contain no temporary measures. The company expects to incur approximately $13 million of severance expenses in the third quarter associated with this program.

“Given the incrementally weaker demand environment, we are taking decisive steps to reduce operating expenses to our target model of 25 percent of sales at the current revenue level,” said Mark Thompson, Fairchild’s chairman, president and CEO. “We also completed our manufacturing consolidation on schedule this quarter which we expect will drive substantial cost savings. These structural improvements in both manufacturing and operating costs give us greater confidence that we can achieve our target business model in 2016.”

Adjusted gross margin is a non-GAAP financial measure and should not be considered a replacement for gross margin or other measures prepared in accordance with GAAP. See additional information on our non-GAAP financial measures included in our most recent 10Q SEC filing.

Special Note on Forward Looking Statements:
This press release contains forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to achieve expected savings from cost reduction actions or other unexpected or adverse results from those actions; the inability to attract and retain key management and other employees; failure to maintain order rates at expected levels; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild’s web site at

investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Editorial Contacts
Dan Janson Investor Relations
(207) 775-8660
investor@fairchildsemi.com